Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Three months ended March 31,
	2015	2014

Net loss ratio
Loss and loss adjustment expense, net	$365,162	$330,746
Net earned premium	600,563	562,612
Net loss ratio	60.8%	58.8%
(Net loss ratio = net loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (1)	$154,324	$138,586
Segment net earned premium (2)	600,566	562,321
Expense ratio	25.7%	24.6%
(Expense ratio = segment underwriting expense divided by segment net earned premium)

Combined ratio	86.5%	83.4%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$365,162	$330,746
Add: Favorable (adverse) development	-	-

Accident year net loss and loss adjustment expense	$365,162	$330,746

Net earned premium	$600,563	$562,612
Add: (Increase) decrease related to prior year reinstatement premium	-	-

Accident year net earned premium	$600,563	$562,612

Accident year net loss ratio	60.8%	58.8%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

(1) Sum of Other Expense for each of our insurance segments.

(2) Sum of Net Earned Premium for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Three months ended March 31,
	2015	2014

Net paid loss ratio
Losses paid, net of reinsurance	$388,538	$363,858
Net earned premium	600,563	562,612
Net paid loss ratio	64.7%	64.7%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

Ratio of earnings to fixed charges
Interest factor of rent expense (3)	$1,456	$1,359
Interest expense	7,766	7,119

Total fixed charges	$9,222	$8,478

Earnings before income tax expense	$150,828	$154,972
Interest factor of rent expense (3)	1,456	1,359
Interest expense	7,766	7,119

Earnings per calculation	$160,050	$163,450

Ratio of earnings to fixed charges (4)	17.36	19.28

(3) Estimated to be 33% of total rent expense.

(4) Earnings per calculation divided by total fixed charges.